CFO Commentary on Fourth Quarter and Fiscal 2021 Results
Q4 Fiscal 2021 Summary

GAAP
($ in millions, except earnings per share)	Q4 FY21	Q3 FY21	Q4 FY20	Q/Q	Y/Y
Revenue	$5,003	$4,726	$3,105	Up 6%	Up 61%
Gross margin	63.1%	62.6%	64.9%	Up 50 bps	Down 180 bps
Operating expenses	$1,650	$1,562	$1,025	Up 6%	Up 61%
Operating income	$1,507	$1,398	$990	Up 8%	Up 52%
Net income	$1,457	$1,336	$950	Up 9%	Up 53%
Diluted earnings per share	$2.31	$2.12	$1.53	Up 9%	Up 51%

Non-GAAP
($ in millions, except earnings per share)	Q4 FY21	Q3 FY21	Q4 FY20	Q/Q	Y/Y
Revenue	$5,003	$4,726	$3,105	Up 6%	Up 61%
Gross margin	65.5%	65.5%	65.4%	--	Up 10 bps
Operating expenses	$1,187	$1,101	$810	Up 8%	Up 47%
Operating income	$2,089	$1,993	$1,220	Up 5%	Up 71%
Net income	$1,957	$1,834	$1,172	Up 7%	Up 67%
Diluted earnings per share	$3.10	$2.91	$1.89	Up 7%	Up 64%

Revenue by Reportable Segments
($ in millions)	Q4 FY21	Q3 FY21	Q4 FY20	Q/Q	Y/Y
Graphics	$3,056	$2,787	$2,084	Up 10%	Up 47%
Compute & Networking	1,947	1,939	1,021	--	Up 91%
Total	$5,003	$4,726	$3,105	Up 6%	Up 61%

Revenue by Market Platform
($ in millions)	Q4 FY21	Q3 FY21	Q4 FY20	Q/Q	Y/Y
Gaming	$2,495	$2,271	$1,491	Up 10%	Up 67%
Professional Visualization	307	236	331	Up 30%	Down 7%
Data Center	1,903	1,900	968	--	Up 97%
Automotive	145	125	163	Up 16%	Down 11%
OEM and Other	153	194	152	Down 21%	Up 1%
Total	$5,003	$4,726	$3,105	Up 6%	Up 61%
Fiscal 2021 Summary

GAAP
($ in millions, except earnings per share)	FY21	FY20	Y/Y
Revenue	$16,675	$10,918	Up 53%
Gross margin	62.3%	62.0%	Up 30 bps
Operating expenses	$5,864	$3,922	Up 50%
Operating income	$4,532	$2,846	Up 59%
Net income	$4,332	$2,796	Up 55%
Diluted earnings per share	$6.90	$4.52	Up 53%

Non-GAAP
($ in millions, except earnings per share)	FY21	FY20	Y/Y
Revenue	$16,675	$10,918	Up 53%
Gross margin	65.6%	62.5%	Up 310 bps
Operating expenses	$4,144	$3,086	Up 34%
Operating income	$6,803	$3,735	Up 82%
Net income	$6,277	$3,580	Up 75%
Diluted earnings per share	$10.00	$5.79	Up 73%

Revenue by Reportable Segments
($ in millions)	FY21	FY20	Y/Y
Graphics	$9,834	$7,639	Up 29%
Compute & Networking	6,841	3,279	Up 109%
Total	$16,675	$10,918	Up 53%

Revenue by Market Platform
($ in millions)	FY21	FY20	Y/Y
Gaming	$7,759	$5,518	Up 41%
Professional Visualization	1,053	1,212	Down 13%
Data Center	6,696	2,983	Up 124%
Automotive	536	700	Down 23%
OEM and Other	631	505	Up 25%
Total	$16,675	$10,918	Up 53%

Revenue
Revenue for the fourth quarter was a record $5.00 billion, up 61 percent from a year earlier and up 6 percent sequentially. Full-year revenue was a record $16.68 billion, up 53 percent.
COVID-19 continues to affect our business in both positive and negative ways, and there is uncertainty around their duration and impact. Our Gaming and Data Center market platforms have benefited from stronger demand as people continue to work, learn, and play from home. In Professional Visualization, mobile workstations continue to benefit from work-from-home trends, and desktop workstation demand has started to recover, although not back to pre-COVID levels. In Automotive, COVID is no longer having a significant impact on demand. Throughout our supply chain, stronger demand globally has limited the availability of capacity and components, particularly in Gaming.
From a market-platform perspective, Gaming revenue for the fourth quarter was up 67 percent from a year ago and up 10 percent sequentially. Full-year revenue was up 41 percent. The year-on-year increases reflect higher sales across desktop and laptop GPUs for gaming, and game-console SOCs. GPUs for gaming benefited from the ramp of our GeForce RTXTM 30 Series based on the NVIDIA Ampere architecture. The sequential increase from desktop and laptop GPUs for gaming was partially offset by a decrease in game-console SOCs.
Professional Visualization revenue for the fourth quarter was down 7 percent from a year earlier and up 30 percent sequentially. Full-year revenue was down 13 percent. The year-on-year decreases were due to lower sales of GPUs for desktop workstations as enterprise demand was impacted by COVID. The sequential growth reflects an increase in sales of GPUs for both desktop and mobile workstations.
Data Center revenue for the fourth quarter was up 97 percent from a year ago and comparable to last quarter. Full-year revenue was up 124 percent. The year-on-year revenue growth was driven by our Mellanox acquisition and the ramp of the NVIDIA Ampere GPU architecture. In fiscal 2021, Mellanox revenue contributed 10 percent of total company revenue. Sequentially, double-digit growth in Data Center compute products was offset by the anticipated decline in Mellanox revenue.
Automotive revenue for the fourth quarter was down 11 percent from a year earlier and up 16 percent sequentially. Full-year revenue was down 23 percent. The year-on-year decreases reflect lower revenue from the expected ramp down of legacy infotainment modules and autonomous driving development agreements, partially offset by increases in AI cockpit and autonomous vehicle solutions. The sequential increase reflects higher sales of AI cockpit solutions, autonomous vehicle solutions, and recovery in legacy infotainment modules.
OEM and Other revenue for the fourth quarter was up 1 percent from a year ago and down 21 percent sequentially. Full-year revenue was up 25 percent. The sequential decline was primarily due to lower volume of entry-level laptop GPUs. The increase for the full year was primarily due to higher volume of entry-level laptop GPUs.

Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q4 FY21	Q3 FY21	Q4 FY20	FY21	FY20
GAAP gross profit	$3,157	$2,960	$2,015	$10,396	$6,768
GAAP gross margin	63.1%	62.6%	64.9%	62.3%	62.0%
Acquisition-related and other costs	92	86	--	425	--
Stock-based compensation expense	26	28	12	88	39
IP-related costs	1	21	3	38	14
Non-GAAP gross profit	$3,276	$3,095	$2,030	$10,947	$6,821
Non-GAAP gross margin	65.5%	65.5%	65.4%	65.6%	62.5%
GAAP gross margin for the fourth quarter was down 180 basis points from a year earlier due to amortization of developed technology acquired from Mellanox, partially offset by product mix. GAAP gross margin was up 50 basis points sequentially on higher margins in desktop and notebook GPUs for gaming and lower IP-related costs, partially offset by a lower margin mix in our Data Center portfolio. Non-GAAP gross margin for the fourth quarter was 65.5 percent, up 10 basis points from a year earlier and flat sequentially.
Full-year GAAP gross margin was up 30 basis points from a year ago, primarily driven by product mix with higher Data Center and lower Automotive revenue, partially offset by Mellanox acquisition-related charges. Full-year non-GAAP gross margin was 65.6 percent, up 310 basis points from a year ago.
Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q4 FY21	Q3 FY21	Q4 FY20	FY21	FY20
GAAP operating expenses	$1,650	$1,562	$1,025	$5,864	$3,922
Stock-based compensation expense	(391)	(355)	(208)	(1,309)	(805)
Acquisition-related and other costs	(72)	(106)	(7)	(411)	(31)
Non-GAAP operating expenses	$1,187	$1,101	$810	$4,144	$3,086
Fiscal 2021 had 53 weeks, including 14 weeks in the fourth quarter.
GAAP operating expenses for the fourth quarter were up 61 percent from a year earlier and up 6 percent sequentially. Fourth-quarter acquisition-related and other costs of $72 million primarily includes $43 million in recurring amortization of Mellanox intangible assets and $21 million related to the pending acquisition of Arm. Full-year GAAP operating expenses were up 50 percent from fiscal 2020. Full year acquisition-related and other costs of $411 million primarily includes $190 million in non-recurring intangible amortization of Mellanox order backlog, $123 million in recurring amortization of Mellanox intangible assets, and $40 million related to the pending acquisition of Arm.
Non-GAAP operating expenses for the fourth quarter were up 47 percent from a year earlier and up 8 percent sequentially. Full-year non-GAAP operating expenses were up 34 percent from fiscal 2020. The year-on-year increases were primarily driven by the Mellanox acquisition, compensation-related costs including employee growth, infrastructure costs, and costs from an additional week in the fourth quarter of fiscal 2021. The sequential increase reflects costs from the additional week and employee growth.

Operating Income
GAAP operating income for the fourth quarter was a record $1.51 billion, up 52 percent from a year earlier and up 8 percent sequentially. Non-GAAP operating income for the fourth quarter was a record $2.09 billion, up 71 percent from a year earlier and up 5 percent sequentially. For the full year, GAAP operating income was $4.53 billion and non-GAAP operating income was $6.80 billion.
Other Income & Expense and Income Tax
GAAP other income and expense, or OI&E, includes interest earned on cash and investments, interest expense on corporate bonds, and other gains and losses. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from certain investments.
GAAP OI&E for the fourth quarter was an expense of $37 million, compared with an income of $26 million a year earlier and an expense of $50 million in the prior quarter. Non-GAAP OI&E for the fourth quarter was an expense of $45 million, compared with an income of $26 million a year earlier and an expense of $45 million in the prior quarter. The year-on-year decreases primarily reflect higher interest expense due to our $5 billion note issuance in March 2020 and a decrease in interest income due to lower rates. The sequential increase for GAAP OI&E reflects gains from private company investments. For the full year, GAAP OI&E was an expense of $123 million and non-GAAP OI&E was an expense of $120 million.
GAAP effective tax rate for the fourth quarter was 0.9 percent, reflecting favorable jurisdictional mix of revenue, the U.S. research tax credit, and excess tax benefits related to stock-based compensation value increase. GAAP effective tax rate for the year was 1.7 percent, reflecting favorable jurisdictional mix of revenue, excess tax benefits related to stock-based compensation value increase, and the U.S. research tax credit. The non-GAAP effective tax rate for the fourth quarter was 4.3 percent and for the year was 6.1 percent.
Net Income and EPS
GAAP net income for the fourth quarter was a record $1.46 billion and for the full year was a record $4.33 billion. GAAP earnings per diluted share for the fourth quarter were $2.31, up 51 percent from a year earlier and up 9 percent sequentially. Full-year GAAP earnings per diluted share were $6.90, up 53 percent from a year ago.
Non-GAAP net income for the fourth quarter was a record $1.96 billion and for the full year was a record $6.28 billion. Non-GAAP earnings per diluted share for the fourth quarter were $3.10, up 64 percent from a year earlier and up 7 percent sequentially. Full-year non-GAAP earnings per diluted share were $10.00, up 73 percent from a year ago.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the fourth quarter were $11.56 billion, up from $10.90 billion a year earlier and up from $10.14 billion in the prior quarter. The year-on-year increase primarily reflects the issuance of the $5 billion of notes in March 2020 and cash flow generation, partially offset by acquisitions. The sequential increase reflects growth in free cash flow.
Accounts receivable at the end of the quarter was $2.43 billion compared with $1.66 billion a year earlier and $2.55 billion in the prior quarter. DSO at quarter-end was 48 days, down from 49 days both a year earlier and in the prior quarter.
Inventory at the end of the quarter was $1.83 billion, up from $979 million a year earlier and up from $1.49 billion in the prior quarter. Outstanding inventory purchase obligations at the end of the quarter were $2.54 billion, up from $1.16 billion a year earlier and down from $2.57 billion in the prior quarter. DSI at quarter-end was 97 days, up from 82 days a year earlier and up from 77 days in the prior quarter, with the increase to support revenue growth.

Cash flow from operating activities in the fourth quarter was a record $2.07 billion, up from $1.46 billion a year earlier and up from $1.28 billion in the prior quarter. Full-year cash flow from operating activities was a record $5.82 billion, up from $4.76 billion a year earlier. The year-on-year increases primarily reflect higher revenue and the inclusion of Mellanox. The prior quarter includes an Arm prepaid royalty payment of $467 million. The sequential increase also reflects higher revenue and improved collections on better shipment linearity, partially offset by increased purchases of inventory to support revenue growth.
Free cash flow was $1.77 billion in the fourth quarter, up from $1.32 billion a year earlier and $806 million in the previous quarter.
Depreciation and amortization expense was $287 million for the fourth quarter and $1.10 billion for the full year, including amortization of intangible assets related to the Mellanox acquisition. Capital expenditures including principal payments on property and equipment were $300 million for the fourth quarter and $1.14 billion for the full year.
We paid quarterly cash dividends of $99 million in the fourth quarter and $395 million in fiscal 2021.
First Quarter of Fiscal 2022 Outlook
Our outlook for the first quarter of fiscal 2022 is as follows:
•Revenue is expected to be $5.30 billion, plus or minus 2 percent.
•GAAP and non-GAAP gross margins are expected to be 63.8 percent and 66.0 percent, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $1.67 billion and $1.20 billion, respectively.
•GAAP and non-GAAP other income and expense are both expected to be an expense of approximately $50 million.
•GAAP and non-GAAP tax rates are both expected to be 10 percent, plus or minus 1 percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter-by-quarter basis.
•Capital expenditures are expected to be approximately $300 million to $325 million including principal payments on property and equipment.
___________________________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, IP-related costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: the impact of COVID-19; the Arm acquisition and when it is expected to close; our tax benefits and rates; our financial outlook for the first quarter of fiscal 2022; our expected tax rates for the first quarter of fiscal 2022; our expectation to generate variability from excess tax benefits or deficiencies; and our expected capital expenditures for the first quarter of fiscal 2022 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2021 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce RTX and Mellanox are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 26,	January 31,	January 26,
	2021	2020	2020	2021	2020

GAAP gross profit	$3,157	$2,960	$2,015	$10,396	$6,768
GAAP gross margin	63.1%	62.6%	64.9%	62.3%	62.0%
Acquisition-related and other costs (B)	92	86	—	425	—
Stock-based compensation expense (A)	26	28	12	88	39
IP-related costs	1	21	3	38	14
Non-GAAP gross profit	$3,276	$3,095	$2,030	$10,947	$6,821
Non-GAAP gross margin	65.5%	65.5%	65.4%	65.6%	62.5%

GAAP operating expenses	$1,650	$1,562	$1,025	$5,864	$3,922
Stock-based compensation expense (A)	(391)	(355)	(208)	(1,309)	(805)
Acquisition-related and other costs (B)	(72)	(106)	(7)	(411)	(31)
Non-GAAP operating expenses	$1,187	$1,101	$810	$4,144	$3,086

GAAP income from operations	$1,507	$1,398	$990	$4,532	$2,846
Total impact of non-GAAP adjustments to income from operations	582	595	230	2,271	889
Non-GAAP income from operations	$2,089	$1,993	$1,220	$6,803	$3,735

GAAP other income (expense), net	$(37)	$(50)	$26	$(123)	$124
Losses (Gains) from non-affiliated investments	(9)	4	—	—	1
Interest expense related to amortization of debt discount	1	1	—	3	2
Non-GAAP other income (expense), net	$(45)	$(45)	$26	$(120)	$127

GAAP net income	$1,457	$1,336	$950	$4,332	$2,796
Total pre-tax impact of non-GAAP adjustments	574	600	230	2,274	890
Income tax impact of non-GAAP adjustments (C)	(74)	(102)	(8)	(329)	(106)
Non-GAAP net income	$1,957	$1,834	$1,172	$6,277	$3,580

	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 26,	January 31,	January 26,
	2021	2020	2020	2021	2020
Diluted net income per share
GAAP	$2.31	$2.12	$1.53	$6.90	$4.52
Non-GAAP	$3.10	$2.91	$1.89	$10.00	$5.79

Weighted average shares used in diluted net income per share computation	631	630	621	628	618

GAAP net cash provided by operating activities	$2,067	$1,279	$1,465	$5,822	$4,761
Purchases related to property and equipment and intangible assets	(283)	(473)	(144)	(1,128)	(489)
Principal payments on property and equipment	(17)	—	—	(17)	—
Free cash flow	$1,767	$806	$1,321	$4,677	$4,272

(A) Stock-based compensation consists of the following:
	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 26,	January 31,	January 26,
	2021	2020	2020	2021	2020
Cost of revenue	$26	$28	$12	$88	$39
Research and development	$266	$232	$140	$860	$540
Sales, general and administrative	$125	$123	$68	$449	$265

(B) Acquisition-related and other costs primarily include amortization of intangible assets, inventory step-up, transaction costs, and certain compensation charges presented as follows:
	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 26,	January 31,	January 26,
	2021	2020	2020	2021	2020
Cost of revenue	$92	$86	$—	$425	$—
Research and development	$2	$2	$1	$9	$6
Sales, general and administrative	$70	$104	$6	$402	$25

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2022 Outlook
($ in millions)
GAAP gross margin	63.8%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	2.2%
Non-GAAP gross margin	66.0%

GAAP operating expenses	$1,670
Stock-based compensation expense, acquisition-related costs, and other costs	(470)
Non-GAAP operating expenses	$1,200